Exhibit 99.1

              Hycor Biomedical Inc. Reports Second Quarter Results
     Hycor Is In Advanced Stages of Merger Negotiations with Private Company
                    Second Quarter Conference Call Postponed

    GARDEN GROVE, Calif.--(BUSINESS WIRE)--July 23, 2003--Hycor Biomedical Inc. (Nasdaq:HYBD) today reported results for the second quarter ended June 30, 2003. The company also reported that it is in advanced merger negotiations with a privately held company. No other details regarding the merger negotiations are available and there are no assurances that these negotiations will result in any agreement.
    Hycor reported revenue of $4,981,000 for the second quarter ended June 30, 2003, up 6.1% from the same period one year ago. Net income for the quarter was $217,000, or $0.03 per share compared with net income of $408,000, or $0.05 per share for the second quarter ended June 30, 2002.
    For the six months ended June 30, 2003, Hycor reported sales of $9,858,000, compared with sales of $9,266,000 for the same period last year, an increase of 6.4%. Net income for the six months ended June 30, 2003, was $548,000, or $0.07 per share, compared with $661,000, or
$0.08 per share, in 2002.
    The company attributed the decline in net income to the costs associated with the merger negotiations and to the ongoing R&D investments associated with its agreement with Bayer Diagnostics. Due to the advanced nature of the merger negotiations, the Company's second quarter conference is being postponed.

    About Hycor Biomedical

    Hycor Biomedical Inc. discovers, develops, manufactures, and markets diagnostic products for a variety of human medical conditions. These products include high quality automated instrument and reagent systems that use blood samples to test for more than 1,000 different allergies and autoimmune disorders, and urinalysis controls and disposable products under the KOVA(R) brand, the market leader in standardized microscopic urinalysis. Hycor products are used by physicians and clinical laboratories all over the world to provide accurate, reliable test results for physicians and their patients. Headquartered in Garden Grove, Calif., with facilities in Germany and Scotland, Hycor employs more than 140 people worldwide and serves customers in more than 50 countries.
    The matters discussed in this report are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services and prices, and other factors discussed in the Company's filings with the Securities and Exchange Commission.

                         HYCOR BIOMEDICAL INC.
                        CONSOLIDATED STATEMENTS


                                  Three Months Ended  Six Months Ended
                                        June 30,          June 30,
INCOME STATEMENT                     2003     2002     2003     2002
                                     ----     ----     ----     ----
Product Sales                        4,981    4,694    9,858    9,266
Cost of Sales                        2,218    2,136    4,550    4,361
  Gross Profit on Sales              2,763    2,558    5,308    4,905

Expenses                             2,613    2,155    4,864    4,224
   Operating Income                    150      403      444      681

Interest Expense                         1       11        4       21
Interest Income                         53       37      100       70
Foreign Exchange G/(L)                  32       26       68       21
Net Income Before Taxes                234      455      608      751

Income Tax Provision                    17       47       60       90

Net Income                             217      408      548      661

Basic Earnings Per Share              0.03     0.05     0.07     0.08

Diluted Earnings Per Share            0.03     0.05     0.07     0.08

Weighted Average Shares - Basic      8,062    8,028    8,056    8,026

Weighted Average Shares - Diluted    8,457    8,359    8,346    8,414


                                    June 30,      December 31,
BALANCE SHEET                          2003              2002
                                       ----              ----
Cash and Equivalents                  5,769             5,458
Other Current Assets                  7,903             8,314
Net Property and Equipment            2,110             2,278
Other Assets, Net                       241               245
                                     16,023            16,295

Current Liabilities                   2,010             2,032
Long-Term Debt                            0             1,000
Stockholders' Equity                 14,013            13,263
                                     16,023            16,295

Note: Dollars in thousands except earnings per share.

    CONTACT: Hycor Biomedical Inc.
             Reg Jones, 714-933-3000
             or
             EVC Group
             Douglas M. Sherk/Jennifer Cohn, 415-659-2285